Exhibit 5
[Letterhead of Messerli & Kramer P.A.]
September 6, 2006
Uroplasty, Inc.
5420 Feltl Road
Minnetonka, Minnesota 55343
     Re: Registration Statement on Form S-3
Ladies and Gentlemen:
     We have examined the Registration Statement on Form S-3 filed with the Securities and Exchange Commission in connection with the registration for resale under the Securities Act of 1933, as amended, of up to 1,389,999 shares of common stock (the “Issued Shares”) and 764,500 shares of common stock issuable upon the exercise of warrants (the “Warrant Shares”). As your legal counsel, we have examined the proceedings taken by you in connection with the issuance of the Shares and warrants and such other documents, certificates and records that we have deemed necessary or appropriate for the basis of the opinion hereinafter expressed.
     In rendering the opinion set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents.
     Based upon the foregoing, it is our opinion that (1) the Issued Shares have been validly issued, and are fully paid and nonassessable and (2) the Warrant Shares have been duly authorized and, when issued and paid for in accordance with the terms of the applicable warrant, will be validly issued, fully paid and nonassessable.
     We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name whenever appearing in the Registration Statement, including the prospectus constituting a part thereof, and any amendment thereto.
Very truly yours,
/s/ MESSERLI & KRAMER P.A.